PRESS RELEASE                                                  EXHIBIT 99.41


CENTURY REALTY TRUST
320 N. Meridian St., Suite 823, Indianapolis, IN 46204
Contact:	John I. Bradshaw, Jr.
Phone:		(317) 632-5467
FAX:		(317) 685-1588

FOR IMMEDIATE RELEASE

                   CENTURY REALTY TRUST ANNOUNCES RESULTS

        Century Realty Trust today reported consolidated net income for the six months ended June 30, 2005, of $407,720 or $.23 per share, and funds from operations of $1,090,428, or $0.61 per share, on gross revenue from continuing operations of $5,338,363. The Trust reported no gains or losses during the period from the sale of assets. For the same period a year ago, net income, including $2,689,599 gain on the sale of an apartment property, amounted to $2,496,220, or $1.40 per share, and funds from operations of $618,503, or $0.35 per share, on gross revenue from continuing operations of $5,179,181. Per share amounts are both basic and diluted.

     For the second quarter ended June 30, 2005, the consolidated net income was $231,246, or $0.13 per share, and funds from operations was $572,861, or $0.32 per share, on gross revenue from continuing operations of $2,673,669. For the same quarter of 2004, net income, including $2,689,599 gain on the sale of an apartment property, was $2,555,526, or $1.43 per share, and funds from operations was $284,488, or $0.16 per share, on gross revenue from continuing operations of $2,587,929. Per share amounts are both basic and diluted.

     For the six months ended June 30, 2005, income from discontinued operations amounted to $150,164, or $.09 per share, compared with $2,650,317, or $1.49 per share, for the six months ended June 30, 2004. For the quarter ended June 30, 2005, income from discontinued operations amounted to $93,975, or $.05 per share, compared with $2,660,816, or $1.49 per share, for the second quarter of 2004. The portion of funds from operations attributable to discontinued operations for the six months ended
June 30, 2005 and 2004 amounted to $150,164 and $101,733, respectively. For the quarters ended June 30, 2005 and 2004, funds from operations attributable to discontinued operations amounted to $93,975 and $26,987, respectively.

     In April 2004 the Trust sold an Indianapolis apartment community that it had owned since 1973 for $3,150,000, and realized a gain of $2,689,599. The operating results of that property for 2004, together with the gain on its sale, are reported as income from discontinued operations. In December 2004 the Trust entered into contracts to sell a 256-unit apartment community and an unoccupied former restaurant property, both located in Indianapolis. Operating results of those two properties held for sale for the three month and six month periods ended June 30, 2005 and 2004 are classified as income or loss from discontinued operations.

     The Trust sold the former restaurant property in July and realized a gain of approximately $597,000. The net proceeds from the sale, approximately $776,000, was placed in escrow for possible investment in replacement property not yet identified. If the Trust does not reinvest the sale proceeds, the gain will be recognized for income tax purposes. It has been the policy of the Trust to distribute gains on the sale of investments to its shareholders when such gains are recognized for income tax purposes.

     The improvement in operating results for the quarter and six months ended June 30, 2005, from the comparable periods a year ago resulted primarily from apartment operations. Economic occupancy of the Trust's apartments, which account for 94% of its gross operating income, averaged 90.8% and 90.9% during the second quarter and first half of 2005, respectively, up from 89.9% and 88.1% during the comparable periods of 2004.

     It is accepted practice in the real estate industry to evaluate the performance of Real Estate Investment Trusts (REITs), in part, by a non-GAAP financial measure called "Funds from Operations" (FFO). We believe that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and provides a relevant basis for comparison among REITs. We consider FFO in evaluating our own operating performance. We believe that FFO should be considered along with, but not as an alternative to, net income and cash flow determined in accordance with generally accepted accounting principles (GAAP), as a measure of our activities.

     Funds from operations is defined as net income computed in accordance with GAAP excluding gains and losses from the sale of real estate, extraordinary items, the cumulative effects of accounting changes and property related depreciation and amortization all determined on a consistent basis in accordance with GAAP. Funds from operations does not represent cash flow from operations, and should not be considered an alternative to net income as a measure of operating performance. For purposes of computing the per share amounts, the minority interest in funds from operations provided by consolidated partnership-owned properties is excluded.

     We have changed our presentation of FFO this period, to conform to the definition provided by the National Association of Real Estate Investment Trusts (NAREIT). Following is a reconciliation of net income to FFO, including discontinued operations:

                               Three Months Ended        Six Months Ended
                                     June 30,                 June 30,
                             ______________________   ______________________
                                 2005       2004         2005        2004
                             __________  __________   __________  __________

Net income                   $  231,246  $2,555,526   $  407,720  $2,496,220
Less gain on sale
 of property                        -    (2,689,599)         -    (2,689,599)
Plus depreciation,
 investment properties          353,823     433,499      707,646     842,406
Less minority interest
 portion of depreciation        (12,208)    (14,938)     (24,938)    (30,524)
                             __________  __________   __________  __________
Funds from operations
 allocable to the Trust      $  572,861  $  284,488   $1,090,428  $  618,503
                             __________  __________   __________  __________
                             __________  __________   __________  __________

FFO per share,
 basic and diluted           $      .32  $      .16   $      .61  $      .35
                             __________  __________   __________  __________
                             __________  __________   __________  __________
Average number of
 outstanding shares           1,799,464   1,786,550    1,798,725   1,785,751

     At June 30, 2005, the Trust had total assets of $45,813,488 and shareholders' equity of $9,937,497. At June 30, 2004, the Trust had total assets of $47,605,883 and shareholders' equity of $11,183,116.


Indianapolis, IN., August 15, 2005